Exhibit 99.1

Media Contacts:
Staples: Kirk Saville
508-253-8530
Office Depot: Karen Denning
630-438-7445

Investor Contacts:
Staples: Chris Powers
508-253-4632
Office Depot: Mike Steele
561-438-3657

Staples and Office Depot to Contest FTC’s Attempt to Block Office Depot Acquisition

Companies confident in legal position based on competitive dynamics and clear FTC precedent

FRAMINGHAM, Mass. and BOCA RATON, Fla. (December 7, 2015) — Staples, Inc. (Nasdaq: SPLS) and Office Depot, Inc. (Nasdaq: ODP) today announced that they intend to contest the U.S. Federal Trade Commission’s decision to challenge the merger of the two companies. The companies were informed of the FTC’s decision earlier today.

The proposed acquisition would benefit customers, employees and shareholders, and the companies look forward to a full, impartial judicial review of the competitive effects of the transaction.

Staples and Office Depot will demonstrate that the FTC’s decision is based on a flawed analysis and misunderstanding of the intense competitive landscape in which Staples and Office Depot compete. In fact, the FTC’s decision to contest the merger contradicts its own unanimous ruling in the Office Depot — OfficeMax merger in 2013, in which the commission declared the market highly competitive.  At the time, the FTC ruled that Staples and Office Depot face “strong competition” from “a host” of competitors.  The office products landscape has grown even more competitive since then.

“This merger creates an unparalleled opportunity to better serve customers of Staples and Office Depot,” said Ron Sargent, chairman and chief executive officer, Staples. “The combined company would generate significant savings, and we’re committed to investing savings in lower prices for all customers. We’ll also use the savings to continue to invest in our people, technology and customer service.”

Roland Smith, chairman and chief executive officer, Office Depot said, “The combination of Staples and Office Depot is based on creating an organization able to compete in a vibrant market with strong regional players and powerful new national entrants.  We are confident that this transaction is consistent with the 2013 FTC statement in the Office Depot-Office Max merger and intend to pursue legal options in order to complete this transaction.”

The acquisition is expected to generate more than $1 billion of net synergies over the three-year integration period as the combined company aggressively reduces global expenses and optimizes its retail footprint. The savings will dramatically accelerate Staples’ strategic reinvention, which is focused on driving growth in delivery businesses and in categories beyond office supplies.

The companies intend to show that the FTC underestimates the disruptive effect of new competitors in the digital economy and ignores the vigorous competition Staples faces from numerous competitors, including office products dealers, manufacturers selling office supplies direct to business customers, dealers in adjacent categories, cooperatives of regional players, Internet resellers, big-box chains and club stores.

Even though Staples and Office Depot disagree with the FTC’s interpretation of the competitive landscape, the companies proposed divesting more than $500 million in commercial business in an effort to complete the transaction and unlock tremendous value for shareholders and customers. The FTC rejected this solution, even though it would strengthen a national competitor, further enable a host of independent office products dealers, and help minority and woman-owned businesses compete for national commercial customers.

“This combination is good for customers. It’s good for shareholders, and it’s good for both companies,” Sargent said. “We intend to complete this transaction and to provide our customers with the lower prices and better service that they deserve.”

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed merger, Staples has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Office Depot that also constitutes a prospectus of Staples. Staples filed the final proxy statement/prospectus with the SEC on May 18, 2015. The registration statement was declared effective by the SEC on May 15, 2015. Office Depot mailed the definitive proxy statement/prospectus to stockholders of Office Depot on or about May 19, 2015, and the stockholders approved the transaction on June 19, 2015. The registration statement and the proxy statement/prospectus contain important information about Staples, Office Depot, the transaction and related matters. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus (including all amendments and supplements thereto) carefully.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Staples and Office Depot through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751 or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Staples and Office Depot, the expected timetable for satisfying conditions to the merger, including receiving regulatory approvals, and completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Staples or Office Depot managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction; the risk that regulatory approvals required for the merger are not obtained or are obtained after delays or subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors described in Staples’ Annual Report on Form 10-K for the year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014 and their most recent Quarterly Reports on Form 10-Q each filed with the SEC. Staples and Office Depot disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.